EXECUTION COPY

MATTHEWS INTERNATIONAL FUNDS

AMENDMENT

TO

SECOND AMENDED AND RESTATED INVESTMENT COMPANY SERVICES AGREEMENT

This Amendment (the “Amendment”) is effective as of January 1, 2012 by and between Matthews International Funds (the “Trust”) and BNY Mellon Investment Servicing (US) Inc. (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Trust entered into a Second Amended and Restated Investment Company Services Agreement dated April 2, 2008 with effect retroactively from April 1, 2007, as amended (the “Agreement”), relating to BNY Mellon’s provision of certain services to the Trust.

B.	The Trust and BNY Mellon desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 17 of the Agreement is hereby deleted in its entirety and replaced with the following:

“17.	Duration and Termination.

17.1	This Agreement shall continue until terminated by the Fund or BNY Mellon on no less than one hundred twenty (120) days’ prior written notice to the other party.
17.2	In the event of any termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by BNY Mellon, will be borne by the Trust.
17.3	In the event a party fails to perform a material obligation hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

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17.4	In addition, a party may terminate the Fair Value Services on sixty (60) days’ written notice to the other party. Termination of the Fair Value Services shall not terminate the Agreement.”

2.	Miscellaneous.

(a)	Capitalized term used herein and not defined herein shall have the meaning assigned to it in the Agreement. Except as expressly amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(d)	The Trust hereby represents and warrants to BNY Mellon that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to BNY Mellon or to the Trust’s adviser or sponsor or another affiliate of the Trust in connection with the Agreement (as amended hereby) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

(e)	BNY Mellon represents and covenants to the Trust that as of the date hereof and during the term of the Agreement (i) all fees paid by the Trust to BNY Mellon are and shall be exclusively for the provision of legitimate administrative, transfer agency and accounting services by BNY Mellon to the Trust as described in the Agreement and no portion of those fees are for services provided by BNY Mellon Distributors Inc. (the “Distributor”); and (ii) there is and shall be no arrangement, agreement or understanding between BNY Mellon and the Distributor (or any other person) pursuant to which any portion of the fees paid by the Trust to BNY Mellon is allocated directly or indirectly to the Distributor (or any other person) in exchange for any marketing, underwriting or other distribution services provided in respect of the Trust.

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(f)	The services set forth in this Amendment are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or is intended to establish an attorney-client relationship between BNY Mellon and the Trust or any other person.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS

By:	/s/ William J. Hackett
Name:	William J. Hackett
Title:	President

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Managing Director